CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-41887) pertaining to the Page America Group, Inc. Employee Stock Purchase Plan and Trust and in the related Prospectus of our report dated January 8, 1999, with respect to the financial statements and supplemental schedules of the Page America Group, Inc. Employee Stock Purchase Plan and Trust included in this Annual Report (Form 11-K) for the year ended March 31, 1998.


                                                  ERNST & YOUNG LLP


Hackensack, New Jersey
January 13, 1999

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST


             AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


                            YEAR ENDED MARCH 31, 1998


                                      WITH


                         REPORT OF INDEPENDENT AUDITORS

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST


                          AUDITED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULES


                            YEAR ENDED MARCH 31, 1998


                                    CONTENTS


Report of Independent Auditors                                             F-1

Financial Statements:

         Statements of Net Assets Available for Plan Benefits              F-2

         Statement of Changes in Net Assets Available for Plan Benefits    F-4

         Notes to Financial Statements                                     F-5

Supplemental Schedules:

         Item 30a -- Schedule of Assets Held for Investment Purposes       F-9

         Item 30d -- Schedule of Reportable Transactions                   F-10

         Party-In-Interest Transactions:

           (A schedule of party-in-interest transactions has not been presented because there were no party-in-interest transactions which are prohibited by Employee Retirement Income Security Act of 1974 ("ERISA") Section 406 and for which there is no statutory or administrative exemption.)

                         Report of Independent Auditors

Administrators of Page America Group, Inc.
Employee Stock Purchase Plan and Trust

We have audited the accompanying statements of net assets available for plan benefits of the Page America Group, Inc. Employee Stock Purchase Plan and Trust as of March 31, 1998 and 1997, and the related statement of changes in net assets available for plan benefits for the year ended March 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Plan's net assets available for benefits at March 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended March 31,1998, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of March 31, 1998 and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The Fund Information in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

As described in Note 4, the Company terminated the Plan effective June 30, 1997. In accordance with generally accepted accounting principles, the Plan has changed its basis of accounting used to determine the amounts at which the accumulated benefit information is stated, from the ongoing plan basis used in presenting the 1997 financial statements to the liquidation basis used in presenting the 1998 financial statements.



                                             ERNST & YOUNG LLP

Hackensack, New Jersey
January 8, 1999

                            PAGE AMERICA GROUP, INC.
                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                 MARCH 31, 1998

                        GUARANTEED                   BOND AND      STOCK      INTERNATIONAL
                        INTEREST       US STOCK      MORTGAGE      INDEX      STOCK            COMPANY   LOAN
ASSETS                  ACCOUNTS       ACCOUNT       ACCOUNT       ACCOUNT    ACCOUNT          STOCK     ACCOUNT   OTHER     TOTAL
                        --------       -------       -------       -------   ------------     -------   --------  -----      ------
Investments held by
Principal Mutual Life
Insurance Co.:
     At fair value                     $322,032      $157,030     $374,494     $108,826                                    $962,382
     At contract value   $519,076                                                                                           519,076
Page America Group, Inc.
Common Stock at fair
value
 (212,870 shares)                                                                              $13,304                       13,304
Plan participant
loans receivable                                                                                        $54,576              54,576
Other                                                                                                            $19,711     19,711
                          --------      --------      --------     --------     --------        ------- --------  ------- ---------
    Total assets          519,076       322,032       157,030      374,494      108,826         13,304   54,576   19,711  1,569,049


LIABILITIES
Excess contribution
refunds payable to
     employees              1,613           396           124          278           77                                       2,488
                          --------      --------      --------     --------     --------       ------- --------  -------   ---------
Total liabilities           1,613           396           124          278           77              0        0       0       2,488

NET ASSETS AVAILABLE
FOR PLAN BENEFITS        $517,463      $321,636      $156,906     $374,216     $108,749        $13,304  $54,576 $19,711  $1,566,561
                         ========      ========      ========     ========     ========        =======  ======= =======  ==========

         The accompanying notes are an integral part of these statements

                            PAGE AMERICA GROUP, INC.
                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                 MARCH 31, 1997

                        GUARANTEED                   BOND AND      STOCK     INTERNATIONAL
                        INTEREST       US STOCK      MORTGAGE      INDEX     STOCK            COMPANY   LOAN
ASSETS                  ACCOUNTS       ACCOUNT       ACCOUNT       ACCOUNT   ACCOUNT          STOCK     ACCOUNT   OTHER      TOTAL
                        --------       --------      -------       --------  -------          ------    -------   -----      -----
Investments held by
Principal Mutual
Life Insurance Co.:
  At fair value                        $237,698      $158,015     $227,929     $ 97,400                                    $721,042
  At contract value      $522,271                                                                                           522,271
Page America Group, Inc.
Common Stock at fair
value
 (184,030 shares)                                                                               $3,486                        3,486
Plan participant
loans receivable                                                                                        $68,043              68,043
Other                                                                                                           $18,366      18,366
                          --------      --------      --------     --------     --------       ------- -------- -------   ---------
   Total                  522,271       237,698       158,015      227,929       97,400          3,486   68,043  18,366   1,333,208
investments

LIABILITIES
Excess contribution
refunds payable:

 Employees                  2,339         2,123           219          546          547                                       5,774
                         --------      --------      --------     --------     --------         ------- -------- ------- -----------
Total liabilities           2,339         2,123           219          546          547              0        0        0      5,774

NET ASSETS AVAILABLE
FOR PLAN BENEFITS        $519,932      $235,575      $157,796     $227,383      $96,853         $3,486  $68,043  $18,366 $1,327,434
                         ========      ========      ========     ========     ========       ========= =======  ======= ==========


         The accompanying notes are an integral part of these statements



                            PAGE AMERICA GROUP, INC.
                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                 MARCH 31, 1998

                                         INVESTMENTS HELD BY
                     _______________PRINCIPAL MUTUAL LIFE INSURANCE CO._____________________

                       GUARANTEED                     BOND AND     STOCK        INTERNATIONAL
                       INTEREST       US STOCK        MORTGAGE     INDEX        STOCK          COMPANY   LOAN
ASSETS                 ACCOUNTS       ACCOUNT         ACCOUNT      ACCOUNT      ACCOUNT        STOCK     ACCOUNT    OTHER    TOTAL
                       --------       -------         -------      -------      -------------  -------   -------    -----    -----
Additions

 Participants'
   contributions         $ 13,090       $ 3,169       $ 3,362      $ 5,523      $ 1,329              -        -   $ 353     $26,826
 Loan repayments           12,338         1,420         1,182          689          421              - ($16,050)     -         -

 Income from
   investments             34,268        86,410        19,823      116,639       22,814              -    3,071   1,451     284,476
 Transfers among funds    (30,666)       19,616       (19,028)      27,568          960              -        -   1,550        -
                          --------      --------      --------     --------     --------         ------- -------- ------- ---------
                           29,030       110,615         5,339      150,419       25,524              -  (12,979)  3,354     311,302

Deductions:


 Distributions to
  participants             31,029        20,765         6,077        3,444       13,553         $  160    8,288    1981      85,297
 Administrative expenses      854           289           152          142           75             -       -        28       1,540
 Loan withdrawals           4,300         3,500            -            -            -              -    (7,800)     -          -
                          --------      --------      --------     --------     --------         ------- -------- ------- ---------
                           36,183        24,554         6,229        3,586       13,628            160      488   2,009      86,837
Net realized and
unrealized appreciation
(depreciation)
in fair value of
 investments                4,684           -             -            -             -           9,978       -       -       14,662
                          --------      --------      --------     --------     --------        ------- -------- -------  ---------
Net increase (decrease)    (2,469)       86,061          (890)     146,833       11,896          9,818  (13,467)  1,345     239,127

Net assets available for
plan benefits at
beginning of year         519,932       235,575       157,796      227,383       96,853          3,486   68,043  18,366   1,327,434
                          --------      --------      --------     --------     --------        ------- -------- -------  ---------
Net assets available for
plan benefits at end
of year                  $517,463      $321,636      $156,906     $374,216     $108,749        $13,304  $54,576 $19,711  $1,566,561
                         ========      ========      ========     ========     ========        =======  ======= =======  ==========


         The accompanying notes are an integral part of these statements

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1998

NOTE 1 - DESCRIPTION OF THE PLAN

Page America Group, Inc. (the "Company") has maintained an Employee Stock Purchase Plan and Trust (the "Plan") since April 1984 (See Note 4 regarding the termination of the Plan). The Plan is a defined contribution plan which includes a 401(k) Savings Plan. The purpose of the Plan is to encourage and assist employees in following a systematic savings program and to provide an opportunity for employees to become shareholders of the Company. All employees are eligible to participate after completing ninety days of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not subject to the minimum funding requirements. The Plan is managed and administered by the Principal Financial Group ("Principal"). Principal offers the following investment options: 2-year and 7-year guaranteed interest accounts issued by Principal and pooled separate accounts consisting of a bond and mortgage account, a U.S. stock account, a stock index account and an international stock account.

Contributions: Eligible employees who are members of the Plan can authorize payroll deductions to contribute to the Plan. In the Basic portion of the Plan, the participant may contribute 1% to 4% of compensation on an after-tax basis (the "Basic Contributions"). In the 401(k) Savings Plan, the participant has the opportunity to defer an additional portion of compensation on a pre-tax basis (the "Deferral Contributions") in increments of 1% subject to certain limitations of the Internal Revenue Code (the "Code"). The Company contributes on behalf of each participant an amount equal to 100% of the participant's Basic Contributions and 25% of the participant's Deferral Contributions ("Matching Contributions"). In addition, the Company may make additional discretionary contributions ("Supplemental Contributions") to the Plan, on behalf of participants who are not "highly compensated employees" as defined in the Code, in an amount to be determined by the Board of Directors in its discretion. There were no supplemental contributions made to the plan during the year ended March 31, 1998. In order for a participant to be eligible for Supplemental or Matching Contributions, the participant must be credited with at least 1,000 hours of service during the plan year and be still employed by the Company on March 31.

All contributions made under the Plan are held in trust. Until March 29, 1996, Matching and Basic Contributions were invested in common stock of the Company. Thereafter, Matching and Basic Contributions are invested in a 7-year guaranteed interest account issued by Principal. Deferral and Supplemental Contributions may be invested in Company common stock or other investments maintained by the trustee as the participant elects. Plan earnings are allocated to each participant in the same proportion that the participant's interest in an investment account bears to the value of all participants' interests in that investment account.

Forfeitures: Forfeited Matching Contributions are allocated to Plan participants based on each participant's salary as a percent of total participant salaries or are used to offset employer Matching Contributions, at the option of the Company.

Vesting: Participants are fully vested at all times in the value of their accounts attributed to Basic and Deferral Contributions. Participants become 20% vested in the value of their accounts attributed to Matching and Supplemental Contributions after completion of two years of service, 30% after three years of service, 40% after four years of service and an additional 20% becomes vested for each year of service completed thereafter. In addition, participants become 100% vested in the value of their accounts attributed to Matching and Supplemental Contributions upon death, disability or normal retirement age of
65. Distributions generally may be made upon retirement, permanent disability, death or other termination of employment.

Loans: Participants are generally able to borrow from their accumulated balance after approval by the Trustees. The participant may borrow the lesser of $50,000 or 50% of the vested balance with a minimum account value of $2,000. Loans are repayable over a period of five years. However, if the participant borrows to finance the purchase of a principal residence, the loan may be repaid within a reasonable period of time, as fixed by the trustees at the time the loan is made. Interest is fixed at the time of granting the loan. For loans issued in the year ended March 31, 1998, the interest rate was 10.25%.

Administrative Expenses: All expenses related to the administration of the Plan are paid by the Company except for one-time fees upon grant of loans and quarterly maintenance fees which are charged to the participants.

Taxation Status of Plan: The Internal Revenue Service has determined that the Plan qualifies under Section 401(a) of the Code and that its related trust is not subject to tax under Section 501(a) of the Code. The Plan and related trust must be operated in conformity with the Code to maintain qualification. The Plan Administrators are not aware of any course of action, series of events, or amendments that might adversely affect the qualified status of the Plan and related trust.

The foregoing description of the Plan provides only general information. For more detailed information about the Plan, refer to the Plan's summary description booklet. Copies of this booklet are available from the Plan Administrator.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of the Plan financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

The accounting records of the Plan are maintained on the accrual basis whereby all income, costs and expenses are recorded when earned or incurred.

Investments of the Plan consist of accounts held by Principal and investments in Page America Group, Inc. common stock.

Investments in the guaranteed interest accounts are recorded on the basis of cost, but are stated at contract value. Contract value represents contributions made, plus interest at contract rate and transfers, less distributions. At March 31, 1998, the contract value of the guaranteed interest account approximates fair value. The weighted average yields for the year ended March 31, 1998 for the 2 year and 7 year guaranteed interest accounts are 5.6% and 7.5%, respectively. The weighted average crediting interest rates at March 31, 1998 are 5.47% and 6.51%, respectively.

Investments in pooled separate accounts are based on the quoted redemption value on the last business day of the plan year. Investments in Company common stock are presented at fair value, determined by quoted market prices through March 1998 (See Note 4). Income from investments reported for the pooled separate accounts includes interest and dividend income as well as realized and unrealized appreciation and depreciation.


NOTE 3 -- INVESTMENTS

Individual investments that represent 5% or more of the fair value of net assets available for benefits at March 31, 1998 and 1997 are as follows:

                                                    1998                1997
                                                   -----                ----
Investments held by Principal:

    U. S. Stock Account                           $322,032            $237,698
    Private Market Bond and Mortgage Account       157,030             158,015
    Stock Index Account                            374,494             227,929
    International Stock Account                    108,826              97,400

    Guaranteed Interest Accounts:
       2-yr. Accounts, maturing 3/31/97                  0             109,136
       2-yr. Accounts, maturing 3/31/98             86,374              95,370
       7-yr. Accounts, maturing 3/31/98            160,063             147,767
       2-yr. Accounts, maturing 3/31/99             84,207                   0

The guaranteed interest accounts are subject to a termination penalty if withdrawn before maturity. During the year ended March 31, 1998, the Plan's investment in Page America Group, Inc. common stock appreciated in value by $9,978.

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1998


NOTE 4 - SALE OF COMPANY ASSETS AND PLAN TERMINATION

On July 1, 1997, the Company sold substantially all of its assets to Metrocall, Inc. ("Metrocall") for a sale price (as adjusted) of approximately $60.7 million including the assumption of $2.2 million of liabilities. Page America received $24.8 million in cash, $15 million of Series B Junior Convertible Preferred Stock of Metrocall and $18.7 million of Common Stock of Metrocall. As a result of the sale, the Company discontinued all of its operations and no longer engages in the paging business. In connection with this transaction, the Company adopted a plan of complete liquidation and dissolution of the corporate entity which became effective with the completion of the Metrocall sale. Accordingly, on June 30, 1997, the Company changed from the going concern basis of accounting to the liquidation basis of accounting. The value of the assets to be available for payment of its liabilities and distribution to Page America shareholders upon liquidation cannot be ascertained at this time and will depend among other things, on the total amount of its liabilities, the market value of the Metrocall Common Stock, and the value of the Preferred Stock.

In connection with this event, the Company terminated the Plan on June 30, 1997. The assets of the Plan continue to be invested according to the participants' instructions. The Plan will distribute all of its assets upon receiving a favorable determination letter from the Internal Revenue Service.

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

           Item 30a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                           Year ended March 31, 1998

IDENTITY OF ISSUE AND                      NUMBER OF                         CONTRACT OR
DESCRIPTION OF INVESTMENT                  SHARES             COST           FAIR VALUE

Held by Principal Mutual Life Insurance:
   Guaranteed Interest Accounts
     2 - yr. Accounts, maturing 3/31/98                     $ 86,374           $  86,374
     7 - yr. Accounts, maturing 3/31/98                      160,063             160,063
     2 - yr. Accounts, maturing 3/31/99                       84,207              84,207
     7 - yr. Accounts, maturing 3/31/99                       33,310              33,310
     7 - yr. Accounts, maturing 3/31/00                       29,278              29,278
     7 - yr. Accounts, maturing 3/31/01                       30,170              30,170
     7 - yr. Accounts, maturing 3/31/02                       19,410              19,410
     7 - yr. Accounts, maturing 3/31/03                       62,994              62,994
     7 - yr. Accounts, maturing 3/31/04                       13,270              13,270
                                                            ---------          -----------
                                                             519,076             519,076

   U.S. Stock Account                              763       162,770             322,032

   Private Market Bond and Mortgage Account        338       114,049             157,030

   Stock Index Account                           9,854       213,212             374,494

   International Stock Account                   3,110        72,111             108,826

Page America Group, Inc. Common Stock          212,870       621,580              13,304

Plan Participant Loans Receivable, at interest
  rates of 5.9% to 12.9%                                      54,576              54,576

Other                                              422        17,543              19,711
                                                          ----------             ----------
                                                          $1,774,917             $1,569,049
                                                          ==========             ==========

                            PAGE AMERICA GROUP, INC.

                     EMPLOYEE STOCK PURCHASE PLAN AND TRUST

                 Item 30d - SCHEDULE OF REPORTABLE TRANSACTIONS

                           Year ended March 31, 1998

                                                                     NUMBER        TOTAL.                      TOTAL
                                NUMBER OF           NUMBER OF        OF            PURCHASE                    SELLING      NET GAIN
 DESCRIPTION OF ASSETS          PURCHASES           SALES            SHARES        PRICE           COST        PRICE        (LOSS)
 ---------------------          ---------           ---------        ------        --------        -----       ------       --------

Category (i) Individual
transactions in excess
of 5% of Plan assets:

Principal Mutual Life
Insurance - Guaranteed             1                      1                      $90,889         $109,136    $109,136          $0
Interest Account

Category (iii) A series
of transactions in excess
of 5% of plan assets:

Principal Mutual Life
Insurance: Guaranteed             21                     25                     $123,875         $163,317    $163,317          $0
Interest Account


There were no category (ii) or (iv) reportable transactions during 1998